Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 2nd day of April, 2007 (the “Effective Date”), by and between Willdan Group, Inc., a Delaware corporation (“Company”), and Thomas D. Brisbin, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.  Company desires to employ Executive to carry out the duties and responsibilities described below on the terms and conditions hereinafter set forth.

B.  Executive desires to accept such employment on such terms and conditions.

C.  This Agreement shall govern the employment relationship between Executive and Company from and after the Effective Date and supersedes all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Retention and Duties.

1.1          Retention.  Company hereby hires, engages and employs Executive for the Employment Period, as defined in Section 2), on the terms and conditions set forth in this Agreement.  Executive hereby accepts and agrees to such hiring, engagement and employment, on the terms and conditions so set forth.

1.2          Duties.  During the Employment Period, Executive shall serve Company as its President and Chief Executive Officer and shall have the powers, duties and obligations of management usually vested in the office of the chief executive officer of a corporation, subject to the directives of Company’s Board of Directors (the “Board”) and the corporate policies of Company as they are in effect from time to time throughout the Employment Period, including, without limitation, Company’s business conduct and ethics policies, as they may change from time to time.  During the Employment Period, Executive shall report solely to the Board.

1.3          No Other Employment; Minimum Time Commitment.  During the Employment Period, Executive shall both (i) devote substantially all of Executive’s business time, energy and skill to the performance of Executive’s duties for Company, and (ii) hold no other employment.  Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which may not be unreasonably withheld.  Company shall have the right to require Executive to resign from any board or similar body on which he may then serve if the

Board reasonably determines that Executive’s service on such board or body interferes with the effective discharge of Executive’s duties and responsibilities to Company or that any business related to such service is then in competition with any business of Company or any of its affiliates, successors or assigns.  Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of his personal assets.  Notwithstanding the foregoing, Executive may provide outside consulting services with the prior consent of Company’s Board.

1.4          No Breach of Contract.  Executive represents to Company that: (i) the execution and delivery of this Agreement by Executive and Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which Executive is a party or otherwise bound; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, Executive entering into this Agreement or carrying out his duties hereunder; and (iii) Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

1.5          Location.  Executive’s principal place of employment shall be Company’s principal executive offices located in Anaheim, California.  Executive agrees that he will be regularly present at Company’s principal executive offices.  Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for Company.

2.             Employment Period.  The “Employment Period” shall be a period of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Employment Period shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least sixty (60) days prior to the expiration of the Employment Period (including any renewal thereof) of such party’s desire to terminate the Employment Period.  The term “Employment Period” shall include any extension thereof pursuant to the preceding sentence.  Provision of notice that the Employment Period shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement.  Notwithstanding the foregoing, the Employment Period is subject to earlier termination as provided below in this Agreement.

3.             Compensation.

3.1          Base Salary.  Executive’s base salary (the “Base Salary”) shall be paid in accordance with Company’s regular payroll practices in effect from time to time (presently bi-weekly), but not less frequently than in monthly installments.  Executive’s Base Salary for the first twelve (12) months of the Employment Period shall be at an annualized rate of Two Hundred and Fifty Thousand Dollars ($250,000).  Company will review Executive’s Base Salary at least annually and may increase (but not decrease) Executive’s Base Salary from the rate then in effect based on such review.

3.2          Incentive Bonus.  During the Employment Period, Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”).  For the first twelve (12) months of the Employment Period, Executive’s Incentive Bonus amount shall be Two Hundred and Fifty Thousand Dollars ($250,000).  Thereafter, Executive’s Incentive Bonus shall be in an amount to be determined by the Board in its sole discretion, based on the performance objectives established by the Board for the particular 12-month period covered by the bonus.  In each case, payment of Executive’s Incentive Bonus is contingent on Executive’s continued employment with Company through the last day of the 12-month period covered by the bonus.

3.3          Stock Option Grant.  Company has approved the grant to Executive, as of the Effective Date, of an option to purchase 100,000 shares of Company’s common stock (“Common Stock”) at an exercise price per share equal to the closing price of a share of the Common Stock on the Effective Date (the “Option”).  The Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.  The Option will vest in substantially equal annual installments over the three-year period following the date of grant.  The vesting of each installment of the Option will occur only if Executive remains continuously employed with Company through the respective vesting dates.  The maximum term of the Option is ten (10) years from the date of grant of the Option, subject to earlier termination upon the termination of Executive’s employment with Company, a change in control of Company and similar events.  In the event there is a change in control of Company during Executive’s employment, all Options that have not already vested shall immediately vest.  The Option has been granted under the Willdan Group, Inc. 2006 Stock Incentive Plan (the “Plan”), a copy of which has been provided to Executive, is subject to the approval by the Company’s shareholders of the Plan, and is subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by Company and Executive to evidence the Option (the “Option Agreement”).  Such Option Agreement shall be in substantially the form attached hereto as Exhibit A.  Notwithstanding the foregoing provisions of this Section 3.3, the grant of the Option is subject to approval of the Plan by Company’s stockholders at Company’s next annual meeting.

4.             Benefits.

4.1          Retirement, Welfare and Fringe Benefits.  During the Employment Period, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by Company to Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2          Reimbursement of Business Expenses.  During the Employment Period, Executive is authorized to incur and shall be reimbursed for all reasonable business expenses in carrying out Executive’s duties for Company under this Agreement, subject to Company’s expense reimbursement policies (including, without limitation, any policies concerning proper documentation of such expenses) in effect from time to time.

4.3          Vacation and Other Leave.  During the Employment Period, Executive shall accrue and be entitled to take paid vacation in accordance with Company’s vacation policies in effect from time to time.  Executive shall also be entitled to all holiday and leave pay generally available to other executives of Company.

4.4          Automobile Expenses.  During the Employment Period, the Corporation shall provide Executive with an automobile allowance of $900 per month.

5.             Termination.

5.1          Termination by Company.  Executive’s employment by Company, and the Employment Period, may be terminated at any time by Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than sixty (60) days advance notice to Executive, without Cause, or (iii) in the event of Executive’s death, or (iv) in the event that the Board determines in good faith that Executive has a Disability (as defined in Section 5.5).

5.2          Termination by Executive.  Executive’s employment by Company, and the Employment Period, may be terminated by Executive with no less than sixty (60) days advance notice to Company; provided, however, that in the case of a termination for Good Reason, Executive may provide immediate written notice if Company fails to, or cannot, reasonably cure the event that constitutes Good Reason.

5.3          Benefits Upon Termination.  If Executive’s employment by Company is terminated during the Employment Period for any reason by Company or by Executive (in any case, the date that Executive’s employment by Company terminates is referred to as the “Severance Date”), Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from Company, any payments or benefits except as follows:

(a)           Company shall pay Executive (or, in the event of his death, Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)           If, during the Employment Period (but not upon the expiration of the Employment Period or at any time thereafter), Executive’s employment with Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), Company shall continue to pay Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the release requirement of Section 5.4, an amount equal to his Base Salary at the annual rate in effect on the Severance Date for the period commencing on the Severance Date and ending on the Termination Date (or, if the Employment Period has been automatically extended pursuant to Section 2, the next succeeding anniversary of the Termination Date) (the “Severance Period”), such payments to be made in equal installments on a bi-weekly basis.  In addition, Company shall pay the cost of Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, provided that Company’s obligation to make any payment pursuant to this sentence shall cease upon the first to occur of the date Executive becomes eligible for medical coverage with another employer or the last day of the Severance Period.

Notwithstanding the foregoing provisions of this Section 5.3, if Executive breaches his obligations under Section 7 or 8 of this Agreement at any time, from and after the date of such breach, Executive will no longer be entitled to, and Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 5.3(b).

The foregoing provisions of this Section 5.3 shall not affect: (i) Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) Executive’s receipt of benefits otherwise due in accordance with the terms of Company’s 401(k) plan (if any).  In no event shall Company’s obligations to Executive exceed the sum of the Accrued Obligations, the benefits provided in Section 5.3(b) and the benefits contemplated by this paragraph, regardless of the manner of Executive’s termination.

5.4          Release; Exclusive Remedy.

(a)           This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of Executive’s employment, Executive shall, upon or promptly following his last day of employment with Company, provide Company with a valid, executed general release agreement in a form acceptable to Company, and such release agreement shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.  Company shall have no obligation to make any payment to Executive pursuant to Section 5.3(b) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations.

(b)           Executive agrees that the general release agreement described in Section 5.4(a) will require that Executive acknowledge, as a condition to the payment of any benefits under Section 5.3(b), that the payments contemplated by Section 5.3(b) (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement.  All amounts paid to Executive pursuant to Section 5.3 shall be paid without regard to whether Executive has taken or takes actions to mitigate damages.

5.5          Certain Defined Terms.

(a)           As used herein, “Accrued Obligations” means:

(i)            any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)           any Incentive Bonus payable pursuant to Section 3.2 earned by Executive with respect to any bonus period ending prior to the Severance Date, to the extent such bonus has not been paid as of the Severance Date; and

(iii)          any reimbursement due to Executive pursuant to Section 4.2 for expenses incurred by Executive on or before the Severance Date.

(b)           As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of Company which is intended to result in substantial personal enrichment of Executive and is reasonably likely to result in material harm to Company, (ii) Executive’s commission of a felony, (iii) a willful act by Executive which constitutes misconduct and is materially injurious to Company, or (iv) continued willful violations by Executive of Executive’s obligations to Company after there has been delivered to Executive a written demand for performance from Company which describes the basis for Company’s belief that Executive has willfully violated his obligations to Company.

(c)           As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders Executive unable to perform the essential functions of his employment with Company, even with reasonable accommodation that does not impose an undue hardship on Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)           As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such duties, position and responsibilities; (ii) a reduction by Company of Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; (iii) a material reduction by Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is materially reduced; or (iv) the relocation of Executive to a facility or a location more than fifty (50) miles from Company’s current principal office location; provided that Good Reason shall not exist pursuant to clause (i), (ii), (iii) or (iv) above unless Executive shall have first provided written notice to Company of the circumstances giving rise to such claim of Good Reason and Company shall have failed to reasonably cure such circumstances promptly upon (and in no event more than 30 days after) its receipt of such notice; further provided that any notice of termination for Good Reason must be made not later than 180 days after the circumstances giving rise to such claim of Good Reason are first known to exist (or first reasonably should have been known to exist) by Executive.

(e)           As used herein, “Involuntary Termination” shall mean a termination of Executive’s employment by Company without Cause or by Executive for Good Reason.  For purposes of this Agreement, the term Involuntary Termination shall not include a termination of Executive’s employment due to Executive’s death or Disability.

5.6.         Notice of Termination.  Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7          Limitation on Benefits.

(a)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).  Unless Executive shall have given prior written notice specifying a different order to Company to effectuate the Limited Benefit Amount, Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b)           A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by Company (the “Accounting Firm”) at Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Executive within five (5) days of the date of termination of Executive’s employment, if applicable, or such other time as requested by Company or Executive (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits.  Unless Executive provides written notice to Company within ten (10) days of the delivery of the Determination to Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon Company and Executive.

6.             Confidentiality, Proprietary Information; Inventions and Developments.

6.1          Company Information. Executive agrees to hold in strictest confidence, and not to use or disclose, except for the benefit of Company, to any person, firm or corporation, any Confidential Information of Company or any of its affiliates (Company and its affiliates are referred to, collectively, as the “The Company Group”).  “Confidential Information” means any of The Company Group proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, products, services, customer lists and customers (including, but not limited to, customers of The Company Group on whom Executive calls or with whom Executive becomes acquainted during the Employment Term), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information which are (a) disclosed to Executive by The Company Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, or (b) developed by Executive on behalf of The Company Group.  All inventions and developments on the part of Executive during the Employment Term shall be “works for hire” on behalf of The Company Group and shall be the sole property of The Company Group.  Confidential Information does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

6.2          Former Employer Information.  Executive will not, during the Employment Term improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

6.3          Third Party Information.  Executive recognizes that The Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on The Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with The Company Group’s agreement with such third party.

7.             Protective Covenant.  Executive acknowledges and recognizes the highly competitive nature of the businesses of Company, the amount of sensitive and confidential information involved in the discharge of Executive’s position with Company, and the harm to Company that would result if such knowledge or expertise was disclosed or made available to a competitor.  Based on that understanding, Executive hereby expressly agrees that he will not, directly or indirectly, at any time during the Employment Period and for a period of one (1) year thereafter, (i) engage in any business for Executive’s own account or otherwise derive any personal benefit from any business that competes directly or indirectly with the business of The Company Group, (ii) enter the employ of, or render any services to, any person engaged in any business that competes directly or indirectly with the business of any entity within The Company Group, or (iii) acquire a financial interest in any person engaged in any business that competes directly or indirectly with the business of any entity within The Company Group as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant.  For purposes of this Agreement, businesses in competition with The Company Group shall include, without limitation, businesses which any entity within The Company Group conducts operations as of Executive’s Severance Date, and any businesses that any entity within The Company Group has specific plans to conduct operations in the future and as to which Executive is aware of such planning, whether or not such businesses have or have not as of the Severance Date commenced operations.  Notwithstanding the foregoing, Executive may, directly or indirectly, own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own more than five percent (5%) or more of any class of securities of such person.  In addition, subject to approval by the Board, Executive shall be entitled to purchase securities of a business in competition with The Company Group if such securities are offered to investors irrespective of any employment or other participation in such business by the investor.

8.             Anti-Solicitation.

8.1          Business Relationships.  Executive agrees that during the Employment Period and for a period of one (1) year thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of The Company Group, either directly or indirectly, to divert their business away from The Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within The Company Group, and Executive will not otherwise materially interfere with any business relationship of any entity within The Company Group.

8.2          Employees.  Executive agrees that during the Employment Period and for a period of one (1) year thereafter, Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within The Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in The Company Group.

9.             Acknowledgements; Remedies.  Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit set forth in Sections 7 and 8, (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants not to compete and not to solicit, and (iv) agrees that such covenants are necessary to protect Company’s confidential and proprietary information, good will, stable workforce, and customer relations.  Executive agrees that a breach of any of the foregoing covenants in Sections 7 and 8 would cause immediate and irreparable harm to Company that would be difficult or impossible to measure, and that damages to Company for any such injury would therefore be an inadequate remedy for any such breach.  Accordingly, Executive agrees that if Executive breaches any term of any of the covenants set forth in such sections, Company shall be entitled, in addition to and without limitation upon all other remedies Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief to restrain any such breach upon a showing by Company of the legal requirements to obtain such relief.

10.          Indemnification, Liability Insurance.  Company agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law and under the bylaws of Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from Executive’s good-faith performance of Executive’s duties and obligations to Company.  Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the term of this Agreement in substantially the same amount and on substantially the same terms as Company covers its other active officers and directors.

11.          Withholding Taxes.  Notwithstanding anything herein to the contrary, Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.          Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Company hereunder.

13.          Section Headings; Number and Gender.  The section headings of, and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.  As used herein, where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

14.          Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.  Jurisdiction and venue of any action pertaining to the Agreement shall be in Orange County, California.

15.          Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16.          Entire Agreement.  This Agreement, together with the Option Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

17.          Modifications.  This Agreement may not be amended, modified or changed, in whole or in part, except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.          Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.          Mediation.  Any controversy arising out of or relating to Executive’s employment (whether or not before or after the expiration of the Employment Period), any termination of Executive’s employment, this Agreement, the Option Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to mediation in Orange County, California, before a mediator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while mediation is pending.  All matters not resolved by mediation may be litigated.  The parties agree that Company shall be responsible for payment of the forum costs of any mediation hereunder, including the mediator’s fee.

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 19, Executive and Company acknowledge that any breach of any of the covenants or provisions contained in Section 7 or 8 of this Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 7 or 8 of this Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

20.          Insurance.  Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with Company in connection with the procurement of any such insurance and any claims thereunder.

21.          Notices.

(a)           All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

(i)	if to Company:Willdan Group, Inc.
2401 E. Katella Avenue, #300
Anaheim, CA 92806
Attn: Board of Directors

with a copy to:

Robert L. Lavoie, Esq.
LAVOIE, McCAIN & JARMAN
2401 E. Katella Ave.,
Suite 310Anaheim, CA 92806

(ii)	if to Executive, to the address most recently on file in the payroll records of Company.

(b)           Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

22.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23.          Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

24.          Code Section 409A.

(a)           It is intended that any amounts payable under this Agreement and Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any interest or additional tax imposed under Code Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Code Section 409A, Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of Executive’s death.  Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period.  Any amounts otherwise payable to Executive following a termination of his employment that are not so paid by reason of this Section 24(b) shall be paid as soon as practicable after the date that is six (6) months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death).  The provisions of this Section 24(b) shall only apply if, and to the extent, required to comply with Code Section 409A.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the Effective Date.

“COMPANY”		“EXECUTIVE”

Willdan Group, Inc.,
a Delaware corporation

By:	/s/ Win Westfall	/s/ Thomas D. Brisbin
Name:	Win Westfall	Thomas D. Brisbin
Title:	Chairman of the Board